EXHIBIT 99.2

S&W Seed Company
Nasdaq: SANW

First Quarter Fiscal Year 2015
Financial Results Conference Call

Tuesday, November 11, 2014
4:30 PM Eastern

Participants:
Robert Blum, Managing Partner, Lytham Partners, LLC
Mark Grewal, President and Chief Executive Officer, S&W Seed Company
Matt Szot, Chief Financial Officer, S&W Seed Company

Operator:
Good afternoon and welcome to the S&W Seed Company Reports First Quarter Fiscal Year 2015 Financial Results Conference Call.  All participants will be in listen‐only mode.  Should you need assistance, please signal a conference specialist by pressing the "*" key followed by "0."  After today's presentation, there will be an opportunity to ask questions.  To ask a question, you may press "*" then "1" on your touchtone phone, to withdraw your question, please press "*" then "2."  Please note, this event is being recorded.

Now, I would now like to turn the conference over to Mr. Robert Blum of Lytham Partners.  Mr. Blum, please go ahead.

Robert Blum:
Thank you Jamie, and thank you for joining us to review the financial results of S&W Seed Company for the first quarter and fiscal year 2015, which ended September 30, 2014. With us on the call representing the Company today are Mark Grewal, President and Chief Executive Officer, and Matthew Szot, Chief Financial Officer. At the conclusion of today's prepared remarks we will open the call for a question and answer session. If anyone participating on today's call does not have a full-text copy of the release, you can retrieve it from the company's website at www.swseedco.com or numerous financial websites.

Before we begin with prepared remarks, we submit for the record the following statement: Statements made by the management team of S&W Seed Company during the course of this conference call may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." Listeners are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the Company's 10-K for the fiscal year ended June 30, 2014, and other filings made by the Company with the Securities and Exchange Commission.

With that said, let me turn the call over to Mark Grewal, Chief Executive Officer for S&W Seed Company. Mark.

Mark Grewal:
Thank you, Robert, and good afternoon to all of you. As always, we thank you for taking the time to participate on today's call.

Before we begin, to all the brave women and men of our armed forces on this Veteran's Day, from all of us at S&W, let me say thank you for your service.

I will first review some of the challenges that we have faced over the past year, along with some of our accomplishments and initiatives going forward. Matt Szot, our chief financial officer, will also review some of the financials in greater detail. Then I will conclude with a few remarks before I turn the call over for your questions.

Clearly, a number of challenges presented themselves over the past 12 to 15 months in the agricultural markets. As many of you are aware, corn and wheat prices have been on a rollercoaster due to the bumper crops the last couple of years sending certain ETFs to multi-year lows. Alfalfa has had its own share of ups and downs as well. While hay prices in the western US are near all-time highs, there are other dynamics at play around the world that have put pressure on seed prices in certain regions. The main catalyst for this was Australia's robust alfalfa seed harvest in 2013, which resulted in a glut of lower priced alfalfa seed hitting the market over the last 12 to 15 months. Additionally, when Argentina's recent economic issues hit with the resulting depression of its currency, seed that typically would have been sold into the Argentine market was diverted into other markets, namely the Middle East, where a large portion of our seed is sold. So when you couple an increased supply of lower priced seed from Australia, with an Argentine market that has been hampered due to currency issues resulting in dramatically decreased relative demand, you have a near-term disruption in the overall market.

We have communicated these issues to you as they became apparent. However, it is clear that the time frame in which this market dislocation would work itself out shifted. In discussions with our customers, there was a belief in certain markets that there would be a resolution and flushing out of the imbalance by this recent selling season, which is what our expectations were based on. While we did see a return of more normal purchasing patterns in certain markets, including parts of Northern Africa and Mexico as a whole, it still has not returned to optimal levels, but is headed in the right direction.

As we talked about on last quarter's call, the market in Saudi Arabia essentially remained somewhat on the sidelines during the first quarter and contributed to the shortfall compared with last year's revenues. When you look at the revenues from last year's first quarter to what we reported in this year's first quarter, the shortfall is largely attributed to what we had earmarked for Saudi Arabia.

All of that said, there are always ways to sell seed to try and hit a revenue number. If we were to drop prices, I am confident we would have been able to move seed into a number of markets, including the Middle East, and hit a number. However, I believe this would have both near-term and longer-term negative implications that are not beneficial to S&W.

We certainly understand the implications to investors that occur with uneven quarter-to-quarter fluctuations, and we are dedicated to do everything we can to become an organization that better balances the delicate line of meeting expectations of those on Wall Street, while doing what we believe is in the best long-term interest of S&W.

Where we need to improve in my opinion is not on dropping our seed prices to move seed during dynamic markets like others have done, but to further expand the sales and distribution channels that we have in place in order to lessen our reliance on certain markets. Markets such as Northern Africa and Mexico remain strong, while others, such as Saudi had remained soft and are now just starting to really strengthen. We need to do a better job of bringing on new distributors in certain markets. At the core, we need to expand the addressable market demand equation to meet the increased supply capabilities that have occurred over the last 24 months with our acquisitions of Imperial Valley Seeds and Seed Genetics International. I believe that we have made some very good strides in the last few months to move in that direction. We recently signed a joint venture in Argentina with one of its leading agricultural bio-tech firms, Bioceres. We also signed new distribution agreements in Pakistan with Maxim, and going back a couple of quarters, we signed an agreement with one of the leading ag input companies in the Western U.S. And we continue to be working on additional arrangements to further expand our distribution capabilities. While we do not expect these new agreements to have a sizable impact immediately, we are confident that they will be a driver of improved operational performance as we move forward.

At the end of the day, we do not want to incorrectly tell the market S&W Seed is nothing more than a commodity supplier by dumping seed at less than desirable prices. We believe that the capabilities of our seed genetics provide such superior benefits compared to those of the competition that we do not warrant that type of discounted pricing. There is a value calculator on our website and when you compare our S&W varieties to CUF, you could theoretically drop CUF pricing to zero and it would still make more sense to plant S&W varieties because of the increased yield capabilities that you attain with them. We have not successfully communicated this benefit widely enough and need to do a better job of marketing going forward.

When we take a 30,000 foot view of the marketplace, we see the indications of a market that will become more normalized in the near future and that we are well positioned to benefit as conditions improve. I know that there are those of you that have a much shorter timeline based on quarterly results. I certainly appreciate that and by no means discount our obligation to you as shareholders. However, I also hope that we can take a step back from the quarter to quarter variability to understand what we are building at S&W. We are building what we expect to be a leader in the alfalfa seed industry for many years to come. We are well positioned to address an enormous challenge, and at the same time, avail ourselves of a monumental opportunity, that meeting the demands of an expanding global population desiring higher amounts protein in their diets with decreasing arable land represents. Alfalfa is the gateway to that higher level of protein and we have the most effective varieties in the world.

We have done an excellent job of increasing our seed production capabilities with strong geographic diversification; we have increased our capabilities to include not only non-dormant, but also dormant seed production; we have a strong product development pipeline to include tropical varieties and multiple biotech initiatives; and all of this is backstopped by what we believe is the most elite alfalfa seed genetics available in the world with our S&W varieties. Much has been accomplished over the past four years and I believe much more will be accomplished going forward.

The reality is that agricultural companies will continue to be subject to a certain amount of risk and, consequently, fluctuations. We recognize the need to better manage those risks and market fluctuations and to do everything in our power to become a company that can accomplish a level of quarter-to-quarter consistency without negatively impacting the long-term interests of the company. As shareholders, you can be sure that we take this seriously.

So, while revenues for the first quarter were below last year's first quarter, our outlook for the second quarter appears to be improved. If we are able to see more normalized purchasing patterns in the back half of the year, and don't run into any significant obstacles, we should be able to achieve our goal of approximately a 10% organic increase in revenue growths over last year. We recognize that there is an uphill battle to get there based on the performance of the first quarter, but we are clearly focused on accomplishing this objective.

Let me turn the call over to Matt for a review of the quarter in more detail before I conclude with some closing remarks. We will then turn the call over for any of your questions.

Matt?

Matthew Szot:
Thanks, Mark.

Since everyone should have access to the summary financials in the press release, let me provide some additional details in a few areas.

For the first quarter, revenues totaled $8.2 million, compared to $12.4 million a year ago. As Mark just indicated, the decrease in revenue from a year ago are largely attributable to shipments to the Middle East that did not materialize during the quarter, but we expect to ship later this year.

Gross margins in the first quarter totaled 16.1% compared to 18.6% in Q1 of the prior year. As we have communicated during recent quarters, gross margins will vary quarter to quarter based on the mix of seed sold. During the first quarter, there was a higher percentage of lower margin seed sold which brought the overall gross margins down. There will continue to be quarterly fluctuations in gross margins based on revenue mix in any particular quarter; however, with the initiatives in place; we expect to see continued improvement in gross margins on an annual basis as we move forward.

SG&A for the first quarter totaled $1.8 million, which was in line with our previous guidance and compared to $1.6 million for the comparable period of the prior year. The increase from Q1 of the prior year was primarily due to increased expenses associated with the potential acquisition.

We estimate that SG&A for the second quarter is going to be approximately $1.8 million as well.

Let me spend a little time discussing our inventory balances and receivables. Regarding inventory, we ended the quarter with approximately $29 million of inventory on hand, which is basically consistent with inventory levels at the same time a year ago (which were $28 million). This number includes the new inventory from the California harvest which has just concluded, but not included in this number is seed that we anticipate sourcing in a "just in time" format which is part of the IVS business model, and likewise, it does not include the contracted grower seed from the Australian harvest which will occur in the May and June 2015 timeframe. While we'd like to see our inventory turn quicker than it has over the past 12 months, our overall inventory levels are at the appropriate level given our Fall and Spring harvests and the sales growth we're expecting. Remember, we need to have the appropriate level of inventory to capitalize on demand, which our sales team is expecting during this fiscal year and into next year and seed can only be produced once a year in California and once per year in Australia.

Now, turning to accounts receivable for a moment. Our accounts receivable decreased approximately $3 million from the June 30th quarter. We continue to receive an orderly collection of receivables. To provide some further details on this, at the end of June, we had $24 million of receivables outstanding. And during Q1 we collected approximately $10 million of these particular receivables and since then, in Q2, have collected an additional $5 million of these particular receivables. The remaining June receivables are expected to be collected this quarter. I do want to reiterate that the existing balances are consistent with our historical payment terms and terms offered by our competition.

I will now turn the call back over to Mark.

Mark Grewal:
Thank you, Matt.

On our stevia development front, we remain on track to file our patent we have previously discussed by the end of this month, by November, barring some unforeseen circumstance. We believe that most companies involved in stevia have focused on production, processing, products, or other downstream uses for stevia. As we talked about, we have been advised that there is only one stevia plant patent currently in effect in the United States. We potentially have a unique opportunity to develop improved stevia varieties with unique characteristics.

I believe strongly that we have positioned S&W, and will continue to position S&W, to be the leader in the alfalfa seed industry for many years to come. There will certainly be quarter-to-quarter fluctuations, but I believe there will also be year-over-year growth and long-term appreciation.

We thank you for your support, and to those whose support we have lost, we are dedicated to re-earning that support all over again.

With that said, Jamie, I'm going to let you take it over and open up the call for your questions.

Operator:
Ladies and gentlemen at this time we will begin the question and answer session. To ask a question, you may press "*" then "1"; to withdraw your question, you may press "*" then "2." If you are using a speakerphone, we do ask that you pick up your handset before pressing the keys to ensure the best sound quality. Again, that is "*" and then "1" to ask a question.

Our first question today comes from Brett Wong from Piper Jaffray.

Brett Wong:
Hey, guys, thanks a lot for taking my questions, I appreciate it. First on the delayed seed shipments to the Middle East just was wondering if you can provide any color when you might expect to see those shipments recognized.

Mark Grewal:
Well, I'll start out. We are shipping in this quarter. Matt can give you some more. We're actually working on our optimization program a little bit and in more strength. So our main distributor has already ordered maybe 11 containers. Is that correct, Matt?

Matt Szot:
Yes. And Brett, we are expecting this year the sales into Saudi, to our main customer in Saudi, with the S&W product line tap in various quarters. We're going to be shipping product in Q2, Q3 and Q4 to them. Now we will continue to tap the Saudi market with other product lines through IVS and SGI. And those will also happen, but primarily loaded into Q4.

Mark Grewal:
So, Brett, we are starting to see it shift and become more positive. We can also note that the Australian seed, more of the public variety types, is slightly increasing the pricing and so some of this is worked out of the inventories and is gone. So we're cautiously optimistic.

Brett Wong:
That's fine. Thank you for that color. Kind of looking into the communication of the value proposition that you mentioned, Mark. So, it's been an ongoing effort to successfully communicate that value proposition, and I'm just kind of wondering if you can talk to more specifics on how that's going and what needs to happen to further improve adoption.

Mark Grewal:
Okay. The adoption side, as far as to the grower, I don't think is as critical as actually getting the product lines and branding of the blend registered in each country. And then the consistency of being able to supply that blended product year over year. So, we're very certain that if we take a certain brand and we got a 50% blend of Australian versus S&W, we believe that the optimization will continue to be enhanced as we move forward and get those products continually registered and be more enhanced. So, as an example, if we took SuperSonic and another proprietary variety like Catalina, we are in a process right now of creating a blended product for a certain customer, you know that has to be registered but then a year down the road--or two years down the road--we still have to be able to maintain that exact mix to that customer. And that's where we have to continue to revamp acreage, ship product lines into those varieties from California to Australia, and continue to enhance what we've started just a year ago.

Brett Wong:
Okay. That's really helpful on the optimization piece. On the communication to the actual farmer about the value that your proprietary seeds bring over public varieties, we had talked about that in your prepared remarks, Mark. What needs to happen there-that's been something we've talked about for a while now-what has to happen there for that to really grab hold? You said that you have a calculator on your website. Are they using it? Do they need more guys out on the field? What needs to happen for that to happen?

Mark Grewal:
A big educational move in tech sheets, materials, breeders going physically to different distributors from both Middle East into Argentina. And also educational and distribution and new distributors and getting that information so they understand how to convey it in their culture and for us to culturally present the data that's necessary so they understand it and understand why this value is there. We've really just started that program.

Matthew Szot:
.doing more trials in particular foreign markets. We're doing lots of trials in the universities here in the United States the more we can do trials in Saudi Arabia the easier it is going to be to communicate that message.

Brett Wong:
So it's more of a timing piece rather than a workforce piece.

Mark Grewal:
Well, that's also. we're creating new brands from elite germplasm both Australia and California to get that optimization margin enhanced. And so you have to get out with those trialings whether they're in Arizona or whether they're in Saudi Arabia or Argentina. We're working continuously with our breeding staff and agronomics on getting those set up. Of course, what Matt just brought out is very important because in some areas they don't believe the university trials even if you have them. A number of them want to see it on their own geographic locations. Those types of things have to be implemented across the Middle East and North Africa.

Brett Wong:
Okay. That makes great sense. Thanks. And then one last one from me: You talked about expanding into new distribution partnerships and that there may be some smaller agreements coming down the pipeline. I was just wondering if there were any larger agreements in the works and new geographies.

Mark Grewal:
Brett, I would just state that we're constantly looking at the globe and methods and the ways that we can participate in new joint ventures that are going to enhance the market share, and I think you'll just have to see what occurs as we move forward.

Brett Wong:
Okay. Fair enough. I appreciate it.

Operator:
Our next question comes from Mike Malouf from Craig-Hallum Capital Group. Please go ahead with your question.

Mike Malouf:
Hey guys. Thanks for taking my question.

Mark Grewal:
Anytime, Mike.

Matthew Szot:
Hey, Mike.

Mike Malouf:
Can you give us, Mark, a little bit of color on the timing when you get registered? What's the process of that?

Mark Grewal:
It varies from country to country. The process is actually tech sheets and. for example let's take one product I know we're working on. Say the S&W component is already registered now it's taking another component and actually showing them what that is, and the blend, and that it's actually certified and that all the sort of certifications are correct. So it could be anywhere from a couple of months to maybe six months for each product.

Mike Malouf:
Okay, great. I came on just a little bit late. did you give an update on what's going on on your dormant side, and if not could you expand on that?

Mark Grewal:
Currently, we only have approximately about 300 acres in Manitoba. We will definitely continue to enhance that acreage and get more. There is a big crunch in those mid-dormants, Mike, they are very short supply, there's a lot of companies looking for those products right now. So you're going to see some increase in spring planting contracts coming in and so we will have to look at what those pricing levels are to determine if Canada is the right place, or maybe we move some mid-dormant production into Australia or other areas. But the bottom line is slowly tightening. the seed industry is slowly tightening, it's very beneficial.

Mike Malouf:
Interesting. And how dormant can you go in Australia? I mean, based on the number or what -- I thought it was mostly non-dormant there.

Mark Grewal:
Well, I used to grow quite a bit of dormant for a number of companies in my past farming operations, Mike, and we went down as low as fours ourselves but you could go to any number and produce the seed. The problem you have is not growing the seed there is that if you're not in the right environmental conditions, your seed yields can be lower. So, if we just took a non- dormant variety that you and I might grow in California in the San Joaquin Valley, and we should get a 1,000 pounds per acre off of it on a good year. We might only get 400 pounds on the same field with a dormant C4 or C5 type rice. So it's not going to yield as much. And the other thing that really understand is that you're going to need extremely high intensity pollination because they don't pollinate as quickly and that takes high cost, (indiscernible) so your cost to do it in the non-dormant area can be more so you got to look at what the pricing differentials are to make sure that that's where you want to be, but if you needed to ramp up quickly, then you could.

Mike Malouf:
Got it. Good. Thanks a lot for the color.

Mark Grewal:
You're welcome.

Operator:
Our next question comes from Phillip Shen from Roth Capital. Please go ahead with your question.

Phillip Shen:
Hey, guys. It's Matt on for Phil. Thanks for taking our questions. So, just wanted to discuss margin improvement for the year. I think in the release you guys said you expect year-over-year margin improvement. So, could you just break it down a bit by quarter. Maybe if you could talk about are you relying on a significant improvement in the second half of this fiscal year to meet the goal or do you think it's gonna be kind of a steady margin improvement each quarter after this one?

Matt Szot:
Well, Matt, I think I want to just restress in that when we look to this year's margin improvement over last year's the main driver to that margin improvement is going to be the execution of our optimization strategy. We have a number of other gross margin expansion issues, but those really won't start playing out until the following year. Us producing in S&W genetics in Australia is something that will start coming to fruition in Q4 of this year, but we have a 1,000 acres planted so that's maybe going to bring roughly 400,000 or 500,000 pounds of S&W lead genetics at a lower price point in Q4; but besides that, optimization is really the path for gross margin improvement throughout this year. And we do think that margins will be better for the remainder of this year. Again, they are going to vary quarter-to-quarter just based on revenue mix but certainly we would think the back half of this year, were a lot of more of our revenues concentrated, is where our margin uptick is going to be more prevalent.

Phillip Shen:
And then just wanted to discuss your visibility and the inventory in the Middle East market, and maybe just more generally the visibility in the inventory levels globally. You guys have thought that the lower price hay would work its way through the market by fiscal Q4 or Q1; it seems a little later now. So two questions around this. I mean, what better data are you guys getting this time around that tells you that Q2, Q3 is kind of the end of the inventory work down, and then second, are there any steps that you guys could take to improve visibility into the Middle East or any other market for that matter into other geographic markets? I will take that.

Mark Grewal:
Your compound question there, Matt, can you break up the first part again for me on the-

Phillip Shen:
Yes, sure, the first was really just what better data are you guys getting to this time around that tells you that the Q2, Q3 with the end of inventory work down in the Middle East?

Mark Grewal:
Okay, let's start there. Let's look at overall global acreage and what's occurring in the world right now. In California, where a majority of your seed is produced, there were 6,000 less acres of production of seed that stayed in hay. In Australia, we had a lower crop overall in the entire country than what was anticipated or what occurred the year before. Hay is very strong, so guys stayed in the hay in some areas where they would normally maybe go seed production at the end of the year. Canada is about out of seed, Italy is lower quality type stuff is gone, and the public varieties like Si River out of Australia have increased by $0.40 a kilo in price.

So, what that indicates the brokers are searching, and what other markets are looking at, is the low end of the market is coming back up, and it's coming back up roughly 10% over where it was 4 or 5 months ago. So, we see that it's going to continue to get improved depending on coming into next March, April, May, when you start getting some Australian crop back off to just see where they are. So again, we're very cautiously optimistic it is improving. It's going the right way and I personally believe that the amount of inventory is very low now.

Phillip Shen:
Okay. Thanks, very helpful. And then I guess the second part of it was. are there any steps you can take to improve visibility either in the Middle Eastern market or other significant geographic markets?

Mark Grewal:
We're always looking at marketing strategies on how we can improve the knowledge and the base of what we have available versus the others. I think we're pretty strong in Saudi Arabia and been there a long time and everybody really talks about different types of seed.

What's very important for us to do as a company is to continue to improve our mix of seed and get the higher end stuff grown in larger acres and get more seed production of that. And so once we do that, it's really going to help the optimization, total margin enhancements, and our abilities to have more control over quarterly, quarterly fluctuations. But we're continuing to work on that and we've got a long ways to go.

Phillip Shen:
Okay, great. And then one more here. You guys recently announced the share buyback program was going to be reinstated. So, could you just talk to us about how you think about share repurchases? Are you comfortable buying back some shares at these current levels? We're calculating you might be able to retire about 5% of outstanding shares given the authorization for about $2 million a year. Give us just your general thinking on the timing of buybacks and how you might potentially go about doing this?

Matthew Szot:
The share buyback program is a program that's really managed by our Board and those decisions are driven at that level. And it's all we can really comment at this point in time.

Phillip Shen:
Okay, that's fair. I'll jump back in the queue. Thanks.

Operator:
Our next question comes from David Hansen from DRH Investments. Please go ahead with your question.

David Hansen:
Hey Mark and Matt, thanks for your time. I was just curious on a couple of questions: First of all, looking at the total operating expenses, how significant a portion of that is legal expenses related to filing a Stevia patent, or perhaps it's non-existing and it's a future expense that's going be incurred?

Matthew Szot:
The patent costs of filing a Stevia patent are roughly south of $50,000, David.

David Hansen:
Okay. And do you guys anticipate once filing here in the U.S. with the USPTO, filing a patent in any international markets as well?

Mark Grewal:
If we couldn't control the IP or we were worried about moving seed production into another geography we would need to do that. I don't see that as an issue at this time, Dave. We're really after a U.S. patent on a variety and controlling whatever we do with that in the States right now.

Matthew Szot:
And we'd certainly be consulting with our IP council to make sure that we're -- if there is a need to do that in international markets, we will take the appropriate steps.

David Hansen:
Any update on any GMO seeds for domestic use in terms of timeline or potential IP involved in that in the future?

Mark Grewal:
Dave, we're wrapping up our final discussions with Monsanto right now. We expect to have a larger amount of acres, I'll say roughly 200 plus acres, maybe more, for harvest of first commercialization of sales on two varieties of Roundup Ready a year from now.

David Hansen:

Great. Thanks guys. Those are my only questions.

Mark Grewal:

Thank you very much.

Operator:
Our next question comes from Ian Gilson from Zacks Investment Research. Please go ahead with your question.

Ian Gilson:
Thank you very much. I have got a couple of questions, one for Matt. The tax credit was rather surprising given the reported losses over the last couple of years. Where did that credit, how did you calculate that and what is left of any NOL and where is the NOL? Is it all in the U.S.?

Matthew Szot:
Which tax credit are you referring to? I'm not sure I'm entirely understanding your question.

Ian Gilson:
Your tax payment was a negative; in other words, you had a credit for taxes of $438,000.

Matthew Szot:
Right, that's because our pretax losses totaled $1.3 million so we had an effective rate of roughly 33%, which is consistent with where we would expect it to be. And that's just a combination of our income tax rate in Australia and our income tax rate in United States.

Ian Gilson:
But if I remember correctly, you can only accrue a credit if you had a prior profit for which you pay taxes?

Matthew Szot:
No, it can build up, it can absolutely build up deferred tax assets or NOLs in the United States. In California, there's limitations on your NOLs that you can build in California, but certainly, from a federal level, you can build up NOL, which is what we're doing. We have got over $3 million worth of deferred tax assets on our balance sheet which we look to capping into here very shortly. Does that answer your question, Ian?

Ian Gilson:
No, but I think we should talk -- I would like to talk to you about that offline because I'm a bit confused about that.

Matthew Szot:
Sure. I can give you a call and we can go through the details.

Ian Gilson:
Yes, why don't we do that. And then looking at Stevia, you mentioned when you were asked in the prior question about a growing seed and -- or sending seed for growth in product in the U.S. Am I correct here?

Mark Grewal:
Well, the ultimate goal is we're a seed company. We're looking at a number of different initiatives on varieties from quality, taste, yield, leaf capabilities and seed. So we're looking at all of those things and have been quite a while, Ian. And we're very, again, we're cautiously optimistic on all of the data that's been collected and as we prepare for the first patent here this month. Hopefully that will lead new types of products and things that we can look at it as we move on in the future.

Ian Gilson:
I thought the strategy on stevia had changed somewhat and that you're going to be primarily a seller of seed and not a seller of leaves.

Mark Grewal:
We have to get a plant that would be contracted just like our alfalfa seed production with outside growers. They would be growing that plant for leaf production for a company that wants a liquid, granular, powder process into a product that's going to go into a commodity. So yes, no matter what you do you're going to have to come up with a way to grow plants through seed and then contract that out. But the main product uses the processing of leaf from a grower base to a company. We're not going to be the ones physically farming the leaf.

Ian Gilson:
So when might we expect some meaningful stevia revenue?

Mark Grewal:
We get the variety patented and we go out and start production. It's a slow ramp up at the beginning and then it kind of goes logarithmic. So, substantial or significant, Matt, what do you think? Three years?

Matthew Szot:
I mean I don't think we have exact visibility on that, Ian. I can tell you that there's opportunities to do collaboration work where we could in essence do R&D collaboration with other companies where we could be - someone would be accessing our germplasm; that could potentially happen in the next 12 to 24 months. In terms of generating revenues outside of R&D collaborations, that's probably at least 2 to 3 years out. I would just want to err on the side of caution in services on that I would say that will be couple years down.

Ian Gilson:
Okay, fine. Thank you very much.

Operator:
Our next question comes from Keith Gil from JHS Capital Advisors. Please go ahead with your question.

Keith Gil:
Question regarding China: Can you give us some update on China, perhaps what you're anticipating in terms of pounds be ordered and how you might be able to ramp up and where you would ramp up to fill the orders?

Mark Grewal:
That's a lot easier ramp up. We already have the seed of a number of varieties like Rhino, Trophy, Runner, Monument, Multi-Leaf. There is trialing that's now going into its third season in China in four different regions. That's all being analyzed breeders. We do have a distribution with one company that we haven't really announced yet and we will work on that towards putting more product in there. We're slowly expanding our dormant acreage to meet those demands when those sales are there. So, as an example, if we knew, we're going to start with the end in mind, so if we have a big sale then we could ramp up, we have say 30,000 pounds of Rhino, we can go out literally and plant 10,000 acres or more which would be millions of pounds. So that's a faster ramp up than any of the other discussions that we have talked about as far as like a Roundup Ready in that acreage or what Matt was discussing on stevia to get the plants because you don't have the planting stock. We have the planting stock to ramp up on dormant as we move forward and get those markets enhanced as far as what people want from the testing. So the big phase was actually getting in there and getting products registered and getting distribution and making sure you can always control your IP.

Keith Gil:

And you've got that done?

Mark Grewal:

We're satisfied.

Keith Gil:
Okay. And is there any update you can offer on your opportunities in India?

Mark Grewal:
Not at this time. We're always looking hard at geographies. I hope at some point we can get some of those things discussed but nothing right now.

Keith Gil:
Okay. And last, but almost as important, how's it being married again, big guy?

Mark Grewal:
[Laughter] It's outstanding. Very happy. Thank you.

Keith Gil:
Keeping you out of trouble?

Mark Grewal:
You bet.

Keith Gil:
I'll go back in line, thank you.

Operator:
And our final question for today comes from Frank Smith from Investment Group Management. Please go ahead with your question.

Frank Smith:
Hey guys, thanks for taking my calls.

Mark Grewal:

Anytime, Frank.

Frank Smith:

Regarding the Saudi Arabia market, is that a two growing cycle market or is that a single growing cycle?

Mark Grewal:
The big market normally is the fall for planting, so it's that fourth quarter into the first you have to get the product over there. Smaller market historically speaking is the spring, but it's a two planting market similar to California.

Frank Smith:
Okay, and are there any issues with water over there like we were having in California?

Mark Grewal:
They have been having. Well, when you say "issues" their issues are a little bit different than California. California is a more of a political drought. Although we have had no rain, we do have the ability to save water. But in California environmental regulations tend to push water out of the delta for fish and so, we lose a lot of water that could be captured for farmers' growth. And in Saudi Arabia, they have more ground water restrictions. They are always looking at the ground water or over drafting and so they have those types of things to look at. But the dairy industry, their needs for their animals, they're going to get that feed somewhere. So whether a company is farming in the actual country or they purchased ground in another geography, they're shipping back that alfalfa hay back to their country. They're still feeding those animals. So we're not particularly as concerned of the actual place, but the sale is being made. We just want to make sure we get the sale.

Frank Smith:
Right. Okay. Okay, great. So I'll just fall off here and I appreciate it.

Mark Grewal:

Thank you, Frank.

Mark Grewal:

Well, I don't think there's.

Robert Blum:
Any more questions, Jamie.

Operator:
Sir, at this time I'm showing no additional questions.

Mark Grewal:
Okay. Well then again my thanks to everyone for participating on today's call. We look forward to talking with you again at the conclusion of the current quarter. Have a good evening.

Operator:
Ladies and gentlemen, that does conclude today's conference call. We do thank you for attending. You may now disconnect your telephone lines.